CANEUM, INC.
                           GRANT OF STOCK OPTION


     This Grant of Stock Option is hereby offered to Optionee with respect to the following option grant (the "Option") to purchase shares of the Common Stock of Caneum, Inc. (the "Corporation"):

     Optionee: ______________________________________________________________

     Grant Date: ____________________________________________________________

     Vesting Commencement: __________________________________________________

     Exercise Price:  $_____ per share

     Number of Option Shares: _____________ shares

     Expiration Date: _______________________________________________________

     Type of Option: _____ Non-Statutory
                     _____ Incentive Stock Option

     Date Exercisable:  Following Vesting

     Vesting Schedule: ______________________________________________________

     Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Company's 2002 Stock Option/Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement, a copy of which is attached hereto as Exhibit A.

     Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Stock Purchase Agreement attached hereto as Exhibit B. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

     All capitalized terms in this Grant form shall have the meaning assigned to them in this form or in the attached Plan.

By signing this form, you agree and consent to access the most recent annual report of the Company on Form 10-KSB and any subsequent reports on Form 10-QSB or 8-K, as well as any amendments thereto, via the Internet instead of receiving paper copies of these documents with this grant. These documents may be accessed at the following website by typing in the name of the Company where indicated: http://www.sec.gov/edgar/searchedgar/companysearch.html.

Please note that there may be costs associated with electronic access, such as usage charges for Internet service providers. These costs are your responsibility.

     Assuming that you are in agreement with the terms of this Grant of Stock Option, please sign your name in the space indicated below.

                                        Caneum, Inc.


                                        By _________________________________
                                           Luan Dang, Chairman
                                           Compensation Committee

AGREED:


__________________________________
OPTIONEE

Address: _________________________

__________________________________

Exhibit A Stock Option Agreement
Exhibit B Stock Purchase Agreement
Exhibit C 2002 Stock Option/Stock Issuance Plan, as amended
Exhibit D 10(a) Prospectus dated June 19, 2006, as supplemented November 8,
          2006

                                  EXHIBIT A

                                 CANEUM, INC.
                            STOCK OPTION AGREEMENT

     The Optionee agrees to be bound by the terms and conditions set forth herein pursuant to the Grant of Stock Option form executed by the Optionee (the "Grant Form").

                                   RECITALS

     A. The Board has adopted the 2002 Stock Option/Stock Issuance Plan (the "Plan") for the purpose of retaining the services of selected Employees, non-employee members of the Board or the Board of Directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

     B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee.

     C. All capitalized terms in this Stock Option Agreement (the "Agreement") shall have the meaning assigned to them in the Plan, except as otherwise designated herein.

          NOW, THEREFORE, it is hereby agreed as follows:

     1. Grant of Option. The Corporation hereby grants to Optionee, as of the grant date specified in the Grant Form (the "Grant Date"), an option to purchase up to the number of shares subject to the option (the "Option Shares") specified in the Grant Form. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the exercise price payable per Option Share as specified in the Grant Form (the "Exercise Price").

     2. Option Term. This option shall have a term commencing on the Grant Date and shall accordingly expire at the close of business on the expiration date specified in the Grant Form (the "Expiration Date"), unless sooner terminated in accordance with Paragraph 5 or 6.

     3. Limited Transferability. During Optionee's lifetime, this option shall be exercisable only by Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following Optionee's death.

     4. Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Form. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

     5. Cessation of Service. Except as provided in the Grant Form or the Plan, the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should the Optionee cease to remain in Service as provided in the Plan, provided, however, that notwithstanding the foregoing and notwithstanding the provisions of paragraph II(B)(4)(a) of the Plan, the option may be exercised up until the Expiration Date of the option. Except as provided in the Grant Form or the Plan, during the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares in which Optionee is, at the time of Optionee's cessation of Service, vested pursuant to the vesting schedule specified in the Grant Form. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. To the extent Optionee is not vested in the Option Shares at the time of Optionee's cessation of Service, this option shall immediately terminate and cease to be outstanding with respect to those shares. In the event of a Corporate Transaction, the provisions of Paragraph 6 shall govern the period for which this option is to remain exercisable following Optionee's cessation of Service and shall supersede any provisions to the contrary in this paragraph. The election provided in Section II (B) (9) of the Plan to purchase shares upon the exercise of the Option prior to the vesting dates shall cease upon termination of Optionee's Service with the Company or an affiliate thereof and may not be exercised after the date thereof.

     6.   Corporate Transaction

          (a) The vesting provisions set forth in the Grant Form shall apply in the event of a Corporate Transaction (as defined in the appendix to this Agreement).

          (b) Any unvested option shall immediately vest in its entirety effective upon the time immediately prior to the consummation of a Corporate Transaction .

          (c) If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction and (ii) the Exercise Price, provided, the aggregate Exercise Price shall remain the same.

          (d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

     7. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

     8. Shareholder Rights. The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

     9.   Manner of Exercising Option.

          (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

               (i) Execute and deliver to the Corporation a purchase agreement in substantially the form of Exhibit B to the Grant Form (the "Purchase Agreement") for the Option Shares for which the option is exercised.

               (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

                    (A)  cash or check made payable to the Corporation; or

                    (B) a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 13.

                    (C) in shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                    (D) to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (a) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

     Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Purchase Agreement delivered to the Corporation in connection with the option exercise.

               (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

               (iv) Execute and deliver to the Corporation such written representations as may be requested by the Corporation in order for it to comply with the applicable requirements of Federal and state securities laws.

               (v) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all federal, state and local income and employment tax withholding requirements applicable to the option exercise.

          (b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

          (c) In no event may this option be exercised for any fractional shares.

     10.  Compliance with Laws and Regulations.

          (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the NASDAQ National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

          (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

     11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

     12. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Form. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

     13. Financing. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse, interest-bearing promissory note secured by those Option Shares. The payment schedule in effect for any such promissory note shall be established by the Plan Administrator in its sole discretion.

     14. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

     15. Shareholder Approval. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the shareholders, then this option shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

     16. Additional Terms Applicable to an Incentive Option. To the extent any option designated in the Grant Form as an Incentive Option would not qualify in whole or in part for favorable tax treatment as an Incentive Option at the time of exercise, such option may nevertheless be exercised by the Optionee as a Non-Statutory Option.

                                  EXHIBIT B

                                 CANEUM, INC.
                           STOCK PURCHASE AGREEMENT


     AGREEMENT made this _____ day of _______________, 20____, by and between Caneum, Inc., a Nevada corporation, and _________________, Optionee under the Corporation's 2002 Stock Option/Stock Issuance Plan, as amended (the "Plan"), the terms and conditions of which are hereby incorporated by this reference.

     All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan, unless otherwise designated herein.

1.   EXERCISE OF OPTION

     1.1 Exercise. Optionee hereby purchases __________ shares of Common Stock (the "Purchased Shares") pursuant to that certain option (the "Option") granted Optionee on _______________, 20____ (the "Grant Date") to purchase up to __________ shares of Common Stock (the "Option Shares") under the Plan at the exercise price of $______ per share (the "Exercise Price").

     1.2 Payment. Concurrently with the delivery of this Agreement to the Corporation, Optionee shall pay the Exercise Price for the Purchased Shares in accordance with the provisions of the Stock Option Agreement between the Company and the Optionee and shall deliver whatever additional documents may be required by the Stock Option Agreement as a condition for exercise.

     1.3 Shareholder Rights. Optionee (or any successor in interest) shall have all the rights of a shareholder (including voting, dividend and liquidation rights) with respect to the Purchased Shares, subject, however, to the transfer restrictions of Sections B and C.

2.   SPECIAL TAX ELECTION

     In the event the Purchased Shares include Option Shares which have not yet vested as of the date hereof, the acquisition of the Purchased Shares may result in adverse tax consequences which may be avoided or mitigated by filing an election under Code Section 83(b). Such election must be filed within thirty (30) days after the date of this Agreement. OPTIONEE SHOULD CONSULT WITH HIS OR HER TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ACQUIRING THE PURCHASED SHARES AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE CODE SECTION 83(b) ELECTION. OPTIONEE ACKNOWLEDGES THAT IT IS OPTIONEE'S SOLE RESPONSIBILITY, AND NOT THE CORPORATION'S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF OPTIONEE REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS OR HER BEHALF.

3.   UNVESTED SHARE REPURCHASE OPTION

     3.1 Grant of Unvested Share Repurchase Option. In the event the Optionee's Service with the Corporation is terminated for any reason or no reason, with or without cause, or if the Optionee, or any other holder of Purchased Shares attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to a Corporate Transaction) any Unvested Shares, as defined in section 3.2 below, (the "Unvested Shares"), the Corporation shall have the right to repurchase the Unvested Shares under the terms and subject to the conditions set forth in this section 3 (the "Unvested Share Repurchase Option").

     3.2 Unvested Shares Defined. The "Unvested Shares" shall mean, on any given date, the number of Purchased Shares acquired upon exercise of the Option which exceed the number of vested Option Shares held by Optionee determined on such date.

     3.3 Exercise of Unvested Share Repurchase Option. The Corporation may exercise the Unvested Share Repurchase Option by written notice to the Optionee within sixty (60) days after (i) termination of the Optionee's Service (or exercise of Option, if later) or (ii) the Corporation has received notice of the attempted disposition of the Unvested Shares. If the Corporation fails to give notice within such sixty (60) day period, the Unvested Share Repurchase Option shall terminate unless the Corporation and the Optionee have extended the time for the exercise of the Unvested Share Repurchase Option.

     3.4 Payment for Shares and Return of Shares to Corporation. The purchase price per share being repurchased by the Corporation shall be an amount equal to the Exercise Price, as adjusted pursuant to Section II (F) of the Plan (the "Repurchase Price"). The Corporation shall pay the aggregate Repurchase Price to the Optionee in cash within thirty (30) days after the date of the written notice to the Optionee of the Corporation's exercise of the Unvested Share Repurchase Option. For purposes of the foregoing, cancellation of any purchase money indebtedness of the Optionee to the Corporation for the Unvested Shares shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest cancelled. The Unvested Shares being repurchased shall be delivered to the Corporation by the Optionee at the same time as the deliver of the Repurchase Price to the Optionee.

     3.5 Corporate Transaction. Upon the occurrence of a Corporate Transaction, any and all new, substituted or additional securities or other property to which the Optionee is entitled by reason of the Optionee's ownership of Unvested Shares shall be immediately subject to the Unvested Share Repurchase Option and included in the term "Unvested Shares" for all purposes of the Unvested Share Repurchase Option with the same force and effect as the Unvested Shares immediately prior to the Corporate Transaction. While the aggregate Repurchase Price shall remain the same after such Corporate Transaction, the Repurchase Price per Unvested Share upon exercise of the Unvested Share Repurchase Option following such Corporate Transaction shall be adjusted as appropriate.

     3.6 Stock Distributions Subject to Stock Option Agreement. If, from time to time, there is any stock dividend, stock split or other change, as described in Section II (F) of the Plan, in the character or amount of any of the outstanding Common Stock which is subject to the provisions of the Stock Option Agreement with the Optionee, then in such event any and all new, substituted or additional securities to which the Optionee is entitled by reason of Optionee's ownership of the Purchased Shares shall be immediately subject to the Unvested Share Repurchase Option with the same force and effect as the shares subject to the Unvested Share Repurchase Option immediately before such event.

4.   ESCROW

     4.1 Establishment of Escrow. To ensure that Purchased Shares subject to the Unvested Share Repurchase Option will be available for repurchase, the Corporation may require the Optionee to deposit the certificate evidencing the shares which the Optionee purchased upon exercise of the Option with an agent designated by the Corporation under the terms and condition of an escrow agreement approved by the Corporation. If the Corporation does not require such deposit as a condition of exercise of the Option, the Corporation reserves the right at any time to require the Optionee to so deposit the certificate in escrow. Upon the occurrence of a Corporate Transaction or a change described in Section II (F) of the Plan in the character or amount of any of the outstanding Common Stock which is subject to the provisions of the Stock Option Agreement, any and all new, substituted or additional securities or other property to which the Optionee is entitled by reason of the Optionee's ownership of the Purchases Shares that remain, following such Corporate Transaction or change described in Section II (F) of the Plan, subject to the Unvested Share Repurchase Option, shall be immediately subject to the escrow to the same extend as such Purchased Shares immediately before such event. The Corporation shall bear the expenses of the escrow.

     4.2 Delivery of Shares to Optionee. As soon as practicable after the expiration of the Unvested Share Repurchase Option, but not more frequently than twice each calendar year, the escrow agent shall deliver to the Optionee the shares and any other property no longer subject to such restriction.

     4.3 Notices and Payments. In the event the Purchased Shares and any other property held in escrow are subject to the Corporation's exercise of the Unvested Share Repurchase Option, the notices required to b given to the Optionee shall be given to the escrow agent, and any payment required to be given to the Optionee shall be given to the escrow agent. Within thirty (30) days after the payment by the Corporation, the escrow agent shall deliver the shares and any other property which the Corporation has purchased to the Corporation and shall deliver the payment received from the Corporation to the Optionee.

5.   LEGENDS

     The Corporation may at any time place legends referencing the Unvested Share Repurchase Option and any applicable federal, state, or foreign securities law restrictions on all certificates representing Purchased Shares. The Optionee shall, at the request of the Corporation, promptly present to the Corporation any and all certificates representing the Purchased Shares in the possession of the Optionee in order to carry out the provisions of this Section. Unless otherwise specified by the Corporation, legends placed on such certificates may include, but not be limited to, the following:

     5.1 "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN UNVESTED SHARE REPURCHASE OPTION IN FAVOR OF THE CORPORATION AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION."

6.   RESTRICTION ON TRANSFER OF SHARES

     No Purchased Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of the Stock Option Agreement and, except pursuant to a Corporate Transaction, until the date on which such shares become vested, and any such attempted disposition shall be void. The Corporation shall not be required (i) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in the Stock Option Agreement or
(ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

7.   GENERAL PROVISIONS

     7.1 No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

     7.2 Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days advance written notice under this paragraph to all other parties to this Agreement.

     7.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

8.   MISCELLANEOUS PROVISIONS

     8.1 Optionee Undertaking. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Optionee or the Purchased Shares pursuant to the provisions of this Agreement.

     8.2 Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.

     8.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.4 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Optionee, Optionee's permitted assigns and the legal representatives, heirs and legatees of Optionee's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof

     IN WITNESS WHEREOF, each of the parties has executed this Agreement on the respective day and year set forth below.

                                        Caneum, Inc.

Date:  ______________, 200____          By: _________________________________
                                        Title: ______________________________

                                        Address:  ___________________________
                                        _____________________________________


                                        OPTIONEE


Date:  ______________, 200____          _____________________________________
                                        (Signature)


                                        _____________________________________
                                        (Print Name)

                                        Address: ____________________________
                                        _____________________________________

                            SPOUSAL ACKNOWLEDGMENT

     The undersigned spouse of Optionee has read and hereby approves the foregoing Stock Purchase Agreement. In consideration of the Corporation's granting Optionee the right to acquire the Purchased Shares in accordance with the terms of such Agreement, the undersigned hereby agrees to be irrevocably bound by all the terms of such Agreement, including (without limitation) the Unvested Share Repurchase Option.


                                        _____________________________________
                                        OPTIONEE'S SPOUSE

                                        Address: ____________________________
                                        _____________________________________